UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2009

8540 Gander Creek Drive

Miamisburg, Ohio 45342

877.855.7243

Commission File Number	Registrant	IRS Employer Identification Number	State of Incorporation
001-32956	NEWPAGE HOLDING CORPORATION	05-0616158	Delaware
333-125952	NEWPAGE CORPORATION	05-0616156	Delaware

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On August 14, 2009, NewPage Corporation (“the Company”) issued a press release announcing that its affiliate, NP Investor LLC (“NPI”) has extended the Withdrawal Deadline, Early Participation Time and Expiration Time for its previously announced cash tender offer (the “Offer”) to purchase certain of NewPage Holding Corporation’s outstanding Floating Rate Senior Unsecured PIK Notes due 2013 (the “NewPage Holding PIK Notes”) and the Company’s outstanding 12% Senior Subordinated Notes due 2013 (the “12% Senior Subordinated Notes”). The Offer is described in detail in the offer to purchase dated July 15, 2009, as amended by the previously distributed press release dated August 10, 2009.

NPI extended the Withdrawal Deadline for the Offer, which was previously scheduled for 5:00 p.m., New York City time, on Tuesday, July 28, 2009, to 12:00 Midnight, New York City time, on Friday, August 21, 2009, unless further extended by NPI. The Early Participation Time and the Expiration Time for the Offer, which were previously scheduled for 12:00 Midnight, New York City time, August 14, 2009, have been extended to 12:00 Midnight, New York City time, on Friday, August 21, 2009, unless further extended by NPI.

A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

The information contained in this report is neither an offer to purchase any notes, nor a solicitation of tenders with respect to any security. The Offer is being made solely pursuant to the offer to purchase, as amended by the previously distributed press release dated August 10, 2009, and the related letter of transmittal.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1	News Release dated August 14, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWPAGE HOLDING CORPORATION		NEWPAGE CORPORATION

By:	/s/ Richard D. Willett, Jr.	By:	/s/ Richard D. Willett, Jr.

Richard D. Willett, Jr.		Richard D. Willett, Jr.
President and Chief Executive Officer		President and Chief Executive Officer
Date: August 14, 2009		Date: August 14, 2009